UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2015

LogMeIn, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34391	20-1515952
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

320 Summer Street Boston, Massachusetts	02210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781)-638-9050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 8, 2015, LogMeIn, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “SPA”) with Marvasol, Inc., a Delaware corporation, d/b/a “LastPass” (“LastPass”), the stockholders of LastPass (collectively the “Sellers”) and Joseph Siegrist in his capacity as Stockholder Representative. The SPA has been approved by the boards of directors of the Company and LastPass.

Upon the terms and subject to the conditions set forth in the SPA, the Company will acquire all of the outstanding equity interests in LastPass from the Sellers, and LastPass will become a wholly-owned subsidiary of the Company upon the closing of the transaction. The aggregate value of the cash consideration to be paid at the closing of the transaction for all outstanding equity interests in LastPass is expected to be approximately $110 million ($108 million net of cash on LastPass’ balance sheet). The Company intends to borrow $60 million under its existing secured revolving credit facility to partially fund the acquisition. The transaction consideration is subject to an estimated adjustment at the closing and a final adjustment after the closing, in each case for working capital.

In addition, the Company is expected to pay up to $15 million in cash contingency payments to equity holders and key employees of LastPass upon the achievement of certain milestone and retention targets over the two-year period following the closing of the transaction.

The SPA includes customary representations, warranties and covenants by the parties. The transaction is subject to customary closing conditions, including, among others, the delivery of certain third-party consents, employment agreements and non-competition agreements, the accuracy of representations made by LastPass in the SPA and the absence of a material adverse effect with respect to LastPass. The transaction is expected to close in October 2015.

Subject to certain exceptions and limitations, the Company, on one hand, and the stockholders of LastPass on the other hand, have agreed to indemnify each other for breaches of representations, warranties, covenants and other specified matters contained in the SPA. Approximately $23 million of the cash consideration payable at the closing will be held in escrow accounts for a period of up to 24 months, to satisfy indemnification obligations of the Sellers to the Company, with portions of such escrows to be released upon the satisfaction by LastPass of certain activities and deliverables, as well as at six-month intervals following the closing of the transaction. In addition, in certain, limited circumstances, the Company will also be entitled to set off contingent payments otherwise payable to LastPass’ stockholders in connection with the satisfaction of such indemnification obligations.

The foregoing is a summary of the terms of the SPA, and does not purport to summarize or include all terms relating to the transactions contemplated by the SPA. The foregoing summary is qualified in its entirety by reference to the SPA, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Item 8.01 - Other Events

On October 9, 2015, the Company issued a press release announcing that it had entered into the SPA. A copy of the press release is filed as Exhibit 99.1 attached hereto and incorporated herein by reference.

On October 9, 2015, the Company held an investor conference call to discuss the previously announced SPA with LastPass. A copy of the transcript of the conference call is filed as Exhibit 99.2 attached hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGMEIN, INC

Date: October 9, 2015	By:	/s/ Michael K. Simon
Michael K. Simon
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release entitled “LogMeIn to Acquire Password Management Leader LastPass,” dated October 9, 2015.

99.2	Transcript of Conference Call with Investors and Analysts, dated October 9, 2015.